EXHIBIT 23.2

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated March 17, 2011, on the consolidated balance sheet of Iron Eagle Group, Inc. as of December 31, 2010 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, as incorporated by reference in the Form S-8 Registration Statement filed with the Securities & Exchange Commission.

/s/The Hall Group, CPAs

The Hall Group, CPAs

Dallas, Texas

September 14, 2012